Exhibit 99.01

CONTACT:
Van Negris / Lexi Terrero
Van Negris & Company, Inc.
(212) 759-0290

FOR IMMEDIATE RELEASE

TII NETWORK TECHNOLOGIES REPORTS
2006 FIRST NINE MONTHS AND THIRD QUARTER RESULTS;

Sales and margins benefit from sales of
broadband deployment related products

COPIAGUE, NY – November 15, 2006 – TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced its results of operations for the three months and nine months ended September 30, 2006.

Effective December 31, 2005, TII Network Technologies, Inc. changed its fiscal year end from the last Friday in June to December 31. As a result, the three months ended September 30, 2006 and September 30, 2005 contained 13 weeks and 14 weeks, respectively due to this change. The nine months ended September 30, 2006 and September 30, 2005 each contained 39 weeks.

Net sales for the three months ended September 30, 2006 were $10.5 million compared to $11.0 million for the comparative prior year period, a decrease of approximately $538,000 or 4.9%. Net sales for the nine months ended September 30, 2006 were $31.1 million compared to $23.8 million for the similar prior year period, an increase of $7.3 million or 30.7%. The decrease over the prior year three month comparative period was primarily due to an additional week sales in the three months ended September 30, 2005. The increase over the prior year nine month comparative period was due to the expanded territories and products covered under the general supply agreement received from the Company’s largest customer in July 2005, and increased sales to existing and new customers of recently developed products related to the deployment of broadband services, including DSL and VoIP products.

Selling, general and administrative expenses for the three months ended September 30, 2006 were $2.9 million compared to $1.9 million for the similar prior year period, an increase of approximately $1.1 million or 58.0%. Selling, general and administrative expenses for the nine months ended September 30, 2006 were $7.7 million compared to $4.6 million for the similar prior year period, an increase of approximately $3.1 million or 68.5%. The increase for the three and nine month periods primarily relates to (i) increased sales and marketing expenses of $700,000 and $1.7 million, respectively, associated with general business development efforts, including the Company’s introduction of its new multi-service residential gateway (“OutRigger™”) product line, (ii) aggregate charges of $560,000 in connection with the departure of two executives during the three month period, and (iii) incremental share-based payment expenses of $158,000 and $497,000, respectively. Additionally, the Company has experienced a general increase in consulting and professional fees.
Net earnings for the three months ended September 30, 2006 were $399,000 or $0.03 per diluted share including non-recurring expense of $410,000, compared to net earnings of $1.5 million or $0.12 per diluted share in the similar prior year period. Net earnings for the nine months ended September 30, 2006 were $1.2 million or $0.09 per diluted share, compared to net earnings of $2.1 million or $0.16 per diluted share in the similar prior year period.

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TII Network Technologies, Inc.

November 15, 2006 – Page Two

Kenneth A. Paladino, President and Chief Executive Officer, stated: “I am pleased to report further revenue growth in the first nine months of 2006, driven by increased sales of our core products to our largest customers and increased sales of newly developed Triple-Play centric products that support our customers’ broadband growth strategies in the areas of voice, data and TV.

“Our focus on both the development of broadband related products and their distribution channels continues to show solid returns and growth.

“We are also extremely pleased that our new OutRigger™ Media Access Portal – our first outside the home gateway product that enables Triple-Play services — is gaining acceptance in the marketplace. Select customer trials have begun and we are very encouraged by the initial responses we are getting from potential customers. Field trial candidates will be expanded in Q4 2006 to satisfy customer demand and interest.

“Our focus for the remainder of fiscal 2006 and going forward into 2007 will be the continued development of copper and fiber related products that support ongoing network rehabilitation and new deployment strategies of our customers. We will continue aggressive development of intelligent broadband devices for the Telco and Cable markets as we believe these products will enable our customers to capitalize on the explosive growth in Triple-Play services – digital telephone, broadband data, and video over broadband.”

About TII Network Technologies, Inc.

TII Network Technologies, Inc., designs, produces and markets network protection and management products, including lightning and surge protection products, network interface devices (“NIDs”), DSL, VoIP and other station electronics products and a multi-service residential gateway system.

Certain statements in this Report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this Report, words such as “may,” “should,” “seek,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company’s future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements. These factors include, but are not limited to: exposure to increases in the cost of the Company’s products, including increases in the cost of the Company’s petroleum-based plastic products, and the limited ability of the Company to raise the selling prices of its products; dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan; dependence on, and ability to retain, its “as-ordered” general supply agreements with its largest three customers and win new contracts; continued dependence on the traditional copper-based telephone operating company (“Telco”) market which has been declining over the last several years due principally to the impact of alternate technologies and competition from multi-system operators; the effect of rising interest rates on new housing starts which account for a large percentage of NID sales; the level of inventories maintained by the Company’s customers; the ability to market and sell products to new markets beyond its principal market – the copper-based Telco market; the ability to timely develop products and adapt its existing products to address technological changes, including changes in its principal market; weather and similar conditions, particularly the effect of hurricanes or typhoons on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico and the Pacific Rim; competition in the Company’s traditional Telco market and in the new markets the Company is seeking to penetrate; potential changes in customers’ spending and purchasing policies and practices; general economic and business conditions, especially as they pertain to the Telco industry; dependence on third parties for certain product development; risks inherent in new product development and sales, such as start-up delays and uncertainty of customer acceptance; the ability to attract and retain technologically qualified personnel; and the availability of financing on satisfactory terms.

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— Statistical Tables Follow —

TII Network Technologies, Inc.
November 15, 2006
Page Three

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Net sales	$10,495	$11,033	$31,133	$23,824
Cost of sales	6,531	7,259	20,221	16,364

Gross profit	3,964	3,774	10,912	7,460

Operating expenses:
Selling, general and administrative	2,939	1,860	7,695	4,568
Research and development	446	378	1,425	1,114

Total operating expenses	3,385	2,238	9,120	5,682

Operating income	579	1,536	1,792	1,778
Interest expense	(3)	(2)	(6)	(5)
Interest income	64	33	170	83
Other (expense) income	(3)	(1)	(1)	263

Earnings before income taxes	637	1,566	1,955	2,119
Provision for income taxes	238	49	776	61

Net earnings	$399	$1,517	$1,179	$2,058

Net earnings per common share:
Basic	$0.03	$0.12	$0.10	$0.17

Diluted	$0.03	$0.12	$0.09	$0.16

Weighted average common shares outstanding:
Basic	12,387	12,196	12,370	12,084
Diluted	13,585	12,688	13,452	12,688

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TII Network Technologies, Inc.
November 15, 2006
Page Four

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$5,734	$5,326
Accounts receivable, net of allowance for doubtful accounts of $100 at
September 30, 2006 and December 31, 2005	4,598	3,506
Inventories	7,750	8,482
Deferred tax assets	623	578
Prepaid expenses and other current assets	329	252

Total current assets	19,034	18,144

Property, plant and equipment, net	7,034	4,031
Deferred tax assets, net	3,930	4,644
Other assets, net	104	167

TOTAL ASSETS	$30,102	$26,986

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,298	$1,438
Accrued liabilities	2,069	1,511

Total current liabilities	4,367	2,949

Long term obligation	103	96
Deferred tax liabilities	770	822

Total Liabilities	$5,240	$3,867

Commitments and contingencies
Stockholders' Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized;
Series D Junior Participating, no shares issued or outstanding	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized;
12,493,080 shares issued and 12,475,443 shares outstanding as of
September 30, 2006; and 12,361,956 shares issued and 12,344,319
shares outstanding as of December 31, 2005	125	124
Additional paid-in capital	38,840	38,277
Accumulated deficit	(13,822)	(15,001)

	25,143	23,400
Less: Treasury shares, at cost, 17,637 common shares at September 30, 2006 and
December 31, 2005	(281	(281

Total stockholders' equity	24,862	23,119
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$30,102	$26,986

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